UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 13, 2020

Elanco Animal Health Incorporated

(Exact name of registrant as specified in its charter)

Indiana	001-38661	82-5497352
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2500 Innovation Way Greenfield, Indiana (Address of principal executive offices)	46140 (Zip Code)

Registrant’s telephone number, including area code: (877) 352-6261

Not Applicable

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	ELAN	New York Stock Exchange
5.00% Tangible Equity Units	ELAT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 13, 2020, William F. Doyle, Scott Ferguson and Paul Herendeen were appointed to the Board of Directors (the “Board”) of Elanco Animal Health Incorporated (the “Company”). Mr. Doyle joined the class with a term expiring in 2021. Mr. Ferguson joined the class with a term expiring in 2022. Mr. Herendeen joined the class with a term expiring in 2023, with the understanding that Mr. Herendeen will ultimately be a member of, and be appointed to, the 2022 class in connection with the classes being rebalanced by the Board re-allocating an existing member of the 2022 class to the 2023 class. In connection with the appointments of Mr. Doyle, Mr. Ferguson and Mr. Herendeen, the size of the Board was increased from ten to thirteen members.

These new nominees will join the Finance and Oversight Committee pursuant to the Cooperation Agreement and Mr. Doyle and Mr. Ferguson will also join the Innovation, Science and Technology Committee. Other committee appointments are being determined by the Board.

Mr. Ferguson and Mr. Herendeen were appointed to the Board pursuant to understandings with Sachem Head Capital Management LP (“Sachem Head”), a major shareholder of the Company. The disclosures set forth in Item 8.01 below are incorporated herein by reference.

Except for the Letter Agreement described in Item 8.01 below, there were no arrangements or understandings pursuant to which Mr. Doyle, Mr. Ferguson or Mr. Herendeen were appointed to the Board, and since the beginning of the last fiscal year, there have been no related party transactions between the Company and Mr. Doyle, Mr. Ferguson or Mr. Herendeen that would be reportable under Item 404(a) of Regulation S-K.

Mr. Doyle, Mr. Ferguson and Mr. Herendeen will participate in the same compensation program as each of Elanco’s other non-employee directors, as described under “Governance — Director Compensation” in Elanco’s proxy statement for its 2020 annual meeting of shareholders filed with the Securities and Exchange Commission on April 8, 2020.

Item 8.01	Other Events

On December 13, 2020, the Company and Sachem Head entered into a Letter Agreement. The Letter Agreement addressed the matters referred to in Item 5.02 above. In accordance with the Letter Agreement, and as described in Item 5.02 to this current report, the Board appointed Mr. Ferguson and Mr. Herendeen to the Board. The Letter Agreement contemplates that the Company will also nominate Mr. Ferguson and Mr. Herendeen to stand for election to the Board at the 2022 annual meeting of shareholders.

Under the Letter Agreement, Sachem Head is subject to certain standstill restrictions until the later of (a) the date that is five calendar days after the date on which neither Scott Ferguson nor any Sachem Head insider or affiliate continues to serve on the Board and (b) the date that is forty-five days before the closing of the non-proxy access shareholder director nomination window for the 2023 annual meeting of shareholders. Sachem Head also agreed that, during the standstill period, Sachem Head will vote its shares of the Company’s common stock in favor of all directors nominated by the Board, in favor of any advisory vote on executive compensation, against any directors that are not nominated by the Board and against any proposals to remove any director. The Letter Agreement also addresses certain other matters.

The foregoing description of the Letter Agreement is qualified in its entirety by reference to the full text of the Letter Agreement, which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Concurrent with the execution of the Letter Agreement, the Company and Sachem Head entered into a confidentiality agreement, pursuant to which, among other things, Sachem Head and Scott Ferguson agreed to certain confidentiality obligations regarding information they may receive.

On December 14, 2020, the Company issued a press release announcing the appointment of the new directors to the Board of Directors and related matters. The press release is attached hereto as Exhibit 99.2 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Letter Agreement, dated as of December 13, 2020, by and among the Company and Sachem Head Capital Management LP and certain affiliates thereof.
99.2	Press Release issued by Elanco Animal Health Incorporated, dated as of December 14, 2020.
104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Elanco Animal Health Incorporated

Date: December 14, 2020	By:	/s/ Michael-Bryant Hicks
Name: Michael-Bryant Hicks
Title: Executive Vice President, General Counsel and Corporate Secretary